Exhibit 10.3

Bitcoin Depot 2870 Peachtree Rd #327 Atlanta, GA, 30305 678-435-9604 Bitcoindepot.com

March 30, 2026

Chris Ryan

Dear Chris:

On behalf of Bitcoin Depot Operating, LLC d/b/a Bitcoin Depot (“Bitcoin Depot”) it is my pleasure to extend you an offer of full-time employment with Bitcoin Depot as General Counsel and Corporate Secretary. Given your recent employment, while this offer is contingent on the successful completion of an updated background check, credit check, motor vehicle report and pre-employment drug screen, we will perform these updated checks concurrently with your start date. We are excited about you returning to Bitcoin Depot.

If you accept this offer, you will report to the CEO. The starting salary offered for this position is $400,000 annually, less applicable taxes and deductions, payable in accordance with our standard payroll process. Your start date will be March 30, 2026 and you will work remotely. You will be eligible for an annual cash bonus with a target of 50% of your annualized base salary, and which will on the same terms as the annual bonus plan established for other Bitcoin Depot executives reporting to the CEO. The receipt of any such bonus is contingent upon your continued employment with the Company through the actual date of payment; no bonus will be earned or paid if your employment terminates for any reason prior to that date. Your bonus for 2026 will not be pro-rated.

This offer is not to be considered a contract guaranteeing employment for any specific duration and your employment, at all times, will remain at-will. As an at-will employee, both you and Bitcoin Depot have the right to terminate your employment at any time with or without cause.

You will also be eligible to receive certain benefits via Bitcoin Depot’s standard benefits program. Bitcoin Depot’s benefits package includes paid holidays, determined annually by Bitcoin Depot, paid-time-off and health benefits, subject to certain restrictions described in our employee handbook and in the benefit plan documents. You are eligible to accrue vacation time determined at 6.15 hours per pay period. This is equivalent to 20 days on an annual basis.

If you wish to accept this offer, please return a signed copy of this offer letter as soon as possible. We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact Human Resources, at HR@bitcoindepot.com. We look forward to working with you and hope you will find your employment a rewarding experience.

Sincerely,

/s/ Susan Echterhoff
Susan Echterhoff
Vice President, Human Resources

Accepted and Agreed to by:

/s/ Chris Ryan
Chris Ryan